Exhibit 99.2

NorthStar Realty Finance Announces Pricing of Private Offering

of $300 Million of 5.375% Exchangeable Senior Notes Due 2033

NEW YORK, NY - June 14, 2013 - NorthStar Realty Finance Corp. (NYSE: NRF) (the “Company”) announced today that NorthStar Realty Finance Limited Partnership, the operating partnership through which the Company conducts its operations (the “Operating Partnership”), has priced a private offering of $300 million principal amount of the Operating Partnership’s 5.375% exchangeable senior notes due 2033 (the “Notes”). The Operating Partnership has granted to the initial purchasers of the Notes a 30-day option to purchase up to an additional $45 million principal amount of Notes solely to cover over-allotments, if any.

The Notes will be senior unsecured obligations of the Operating Partnership, exchangeable for cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Operating Partnership’s option.  The initial exchange rate for the Notes will be 102.7221 shares of the Company’s common stock per $1,000 principal amount of Notes and the initial exchange price will be approximately $9.74 per share of the Company’s common stock. The initial exchange rate and initial exchange price are subject to adjustment in certain circumstances. Each of the Company and NRFC Sub-REIT Corp., a subsidiary of the Operating Partnership, will guarantee the payment of amounts due on the Notes.

The Company intends to use the net proceeds of the offering to make investments relating to its business, including the pending acquisition of limited partnership interests in up to 25 real estate private equity funds that was announced on June 12, 2013, to repurchase or pay its liabilities and for general corporate purposes.

On or after June 15, 2020 and prior to June 15, 2023, the Operating Partnership may redeem the Notes, in whole or in part, at a “make-whole” redemption price if the closing price of the Company’s common stock has been at least 130% of the exchange price then in effect for the Notes for at least 20 trading days during any 30 consecutive trading day period ending within five trading days prior to the date the Operating Partnership provides notice of redemption. On or after June 15, 2023, the Operating Partnership may redeem for cash all or part of the Notes at any time, at 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to but excluding the redemption date.  Prior to June 15, 2020, the Operating Partnership may not redeem the Notes, except at any time or from time-to-time to preserve the Company’s qualification as a real estate investment trust.

The Notes will be sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes and any shares of the Company’s common stock that may be issued upon exchange of the Notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. The Company has agreed to file a registration statement with the Securities and Exchange Commission within 120 days of the closing of this private offering to cover re-sales of the shares of common stock of the Company issuable upon exchange of the Notes.

This release shall not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate investment and asset management company that is organized as an internally managed REIT.

Safe-Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words like “expect,” “will,” “intend” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, completion of the offering on the terms described in the offering materials, if at all, completion of the pending acquisition of limited partnership interests in up to 25 real estate private equity funds on the terms anticipated, if at all, and use of proceeds from the sale of the Notes. Factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and its other filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For Further Information:

Investor Relations

Joe Calabrese

(212) 827-3772